UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2014

PLYMOUTH OPPORTUNITY REIT, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-173048

Maryland	27-5466153
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

260 Franklin Street, Suite 1900, Boston, MA 02110	(617) 340-3814
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03  MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

Termination of Distribution Reinvestment Plan

Commencing with the initial public offering of shares of its common stock by Plymouth Opportunity REIT, Inc. (the "Company") on November 1, 2011 on Registration Statement No. 333-173048 (the "Offering"), stockholders who elect to participate in the Distribution Reinvestment Plan ("DRP") may purchase additional shares of common stock of the Company through reinvestment of their declared cash distributions from the Company.

The Company may, without stockholder approval, suspend or terminate the DRP at any time upon ten (10) days prior notice to participants in the DRP if it determines that such suspension or termination is in the best interest of the Company. In conjunction with the termination of the Offering described below, on January 9, 2014, the Company's board of directors, including all of the Company's independent directors, voted to terminate the DRP, effective May 6, 2014. As of such date, stockholders that participated in the DRP will no longer be able to purchase shares of common stock of the Company with their declared cash distributions.

Termination of Share Redemption Plan

In its Offering, the Company has offered a Share Redemption Plan (the "Share Redemption Plan") to stockholders, which permits stockholders to sell their shares back to the Company, subject to certain conditions and limitations, which shares are repurchased by the Company with the net proceeds from the sale of shares pursuant to the DRP. To date, the Company has not paid any cash dividends and, as a result, has not had any funds with which to make repurchases under the Share Redemption Plan.

The Company may, without stockholder approval, suspend or terminate the Share Redemption Plan at any time if it determines that such suspension or termination is in the best interest of the Company. The termination of the DRP will eliminate the potential source of proceeds for the repurchase of shares under the Share Redemption Plan and therefore, on January 9, 2014, the Company's board of directors, including all of the Company's independent directors, voted to terminate the Share Redemption Plan, effective as of May 6, 2014.

ITEM 8.01  OTHER EVENTS

Termination of Offering

On January 9, 2014, at the recommendation of Plymouth Real Estate Investors, Inc., the Company's advisor (the "Advisor"), and following the approval of its board of directors, the Company terminated the Offering effective as of May 6, 2014. As of December 31, 2013, the Company had raised aggregate gross offering proceeds of approximately $10.5 million.

A letter from the Company to its stockholders discussing the termination of the Offering, the DRP and the Share Redemption Plan is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

On January 9, 2014, the Board authorized the Advisor to negotiate an engagement letter with a nationally recognized investment bank for financial advisory services in connection with pursuing strategic alternatives for the Company, including a possible listed public offering. The Company can provide no assurances that it will actually enter into an engagement letter or be able to effect any strategic alternatives.

On January 14, 2014, the Company issued a press release announcing the termination of the Offering, the DRP and the Share Redemption Plan and the authorization of the Advisor to negotiate an engagement letter with an investment bank for financial advisory services as described in this Item 8.01. A copy of the press release is attached hereto as Exhibit 99.2, and is incorporated herein by reference.

The information in this Report is provided under Item 8.01 of Form 8-K and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d) The following exhibits are furnished herewith:

99.1     Letter to Stockholders, dated January 14, 2014.

99.2    Press Release, dated January 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on our behalf by the undersigned, hereunto duly authorized.

PLYMOUTH OPPORTUNITY REIT, INC.

By: /s/ Jeffrey E. Witherell

Jeffrey E. Witherell,

Chief Executive Officer and Chairman of the Board of Directors

Dated: January 14, 2014